Exhibit 10.OOOO







                          RECEIVABLES SALE AGREEMENT


                                     among


                          PREMIER RECEIVABLES L.L.C.

                                  as Seller,


                        CHRYSLER FINANCIAL CORPORATION

                                 as Servicer,


                 ASSET SECURITIZATION COOPERATIVE CORPORATION

                                 as Purchaser

                                      and

                      CANADIAN IMPERIAL BANK OF COMMERCE
                            as Administrative Agent





                         Dated as of November 25, 1996








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                               TABLE OF CONTENTS

                                                                        Page



ARTICLE I:  DEFINITIONS....................................................1

ARTICLE II:  THE SALE AND PURCHASE........................................12

ARTICLE III:  FEES AND EXPENSES...........................................14

ARTICLE IV:  CONDITIONS PRECEDENT TO PURCHASE ............................16

ARTICLE V:  SETTLEMENT PROCEDURES.........................................18

ARTICLE VI:  SERVICING OF RECEIVABLES.....................................19

ARTICLE VII:  REPRESENTATIONS AND WARRANTIES..............................24

ARTICLE VIII:  COVENANTS..................................................26

ARTICLE IX:  INDEMNIFICATIONS; INCREASED COSTS............................30

ARTICLE X:  ADMINISTRATIVE AGENT .........................................34

ARTICLE XI:  MISCELLANEOUS................................................35


                                   EXHIBITS

EXHIBIT A -- Form of Servicer Report

EXHIBIT B -- Form of Opinion of Counsel

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               RECEIVABLES SALE AGREEMENT dated as of November 25, 1996 among
PREMIER RECEIVABLES L.L.C., a Michigan limited liability company, as the "Seller", CHRYSLER FINANCIAL CORPORATION, a Michigan corporation, as the initial "Servicer", ASSET SECURITIZATION COOPERATIVE CORPORATION, as the "Purchaser" and CANADIAN IMPERIAL BANK OF COMMERCE, as the "Administrative Agent" for the Purchaser.


                            ARTICLE I: DEFINITIONS

               "Administrative Agent" means Canadian Imperial Bank of Commerce and any replacement thereof under Section 10.1.1.

               "Adverse Claim" means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (consensual, statutory or other), charge, security arrangement, negative pledge or any other encumbrance or other right or claim in, of or on any Person's assets or properties in favor of any other Person, of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

               "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or a subsidiary of such other Person. A Person shall be deemed to control another Person if the controlling Person owns five percent (5%) or more of any class of voting securities (or, if such controlled Person is not a corporation, five percent (5%) or more of any equity interest) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other equity interest, by contract or otherwise. Neither CIBC nor ASCC shall constitute an "Affiliate" of the Seller.

               "Agreement" means this Receivables Sale Agreement, as it may be amended from time to time.

               "Aggregate Principal Balance" means, at any time, the aggregate Principal Balance of all Purchased Receivables at such time.

               "Bankruptcy Code" means the Bankruptcy Reform Act of 1978 (11 U.S.C. ss.ss. 101 et seq.), as amended.

               "Balloon Payment" means, for any Receivable, the principal component of any payment (including any balloon payments under the "Gold Key Plus Program") which is not a level



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monthly payment (other than the first or last payment made on the Receivable which is minimally different from the other level payments).

               "Business Day" means any day on which banks are not authorized or required to close in New York City.


               "Carrying Costs" means, for each Settlement Period, an amount equal to the sum of:

               (i)    (PD + PP + OEF) x DSP x AI
                                        ---
                                        360

               plus

               (ii) SF x DSP x APB
                         ---
                         360

                        where PD      =     Purchase Discount

                              PP      =     Purchase Premium

                              OEF     =     Operating Expense Fee

                              SF      =     Servicer Fee

                              DSP     =     the number of days in such
                                            Settlement Period

                              AI      =     the average daily Purchaser's
                                            Investment for such Settlement
                                            Period

                              APB     =     the Aggregate Principal Balance
                                            as of the first day of such
                                            Settlement Period.

               "Carrying Costs True-up Amount" has the meaning assigned to such term in Section 3.1.1(b).

               "Certificate of Title" means any certificate, instrument or other document issued by a state or other governmental authority in respect of any truck, tractor, trailer, automobile or other motor vehicle for the purpose of evidencing the ownership of, or any Adverse Claim in or against, such motor vehicle.

               "CFC" means, Chrysler Financial Corporation, a Michigan corporation.

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               "Code" means the Internal Revenue Code of 1986, as
amended.

               "Collection" means any amount paid by an Obligor or any other party with respect to a Purchased Receivable, including Liquidation Proceeds and Recoveries.

               "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices, or other writings pursuant to which such Receivable arises or which evidence such Receivable.

               "Credit and Collection Policy" means the credit and collection policies and practices of the Servicer relating to Receivables and Contracts.

               "Credit Facilities" means each of the committed loan facilities, lines of credit, letters of credit and other forms of credit enhancement available to the Purchaser which are not Liquidity Facilities.

               "Cut-Off Date" means November 21, 1996.

               "Dealer" means an automobile or light-duty truck dealership located within the United States at or through which a Financed Vehicle shall have been purchased or is proposed to be purchased.

               "Delinquency Ratio" means, as of the last calendar day of any month, a fraction, expressed as a percentage, the numerator of which is the sum of the Principal Balances of all Receivables which were Delinquent Receivables as of the last calendar day of such month and the last calendar day of each of the two immediately preceding months, and the denominator of which is the sum of the Aggregate Principal Balance on such last calendar day of such month and on the last calendar day of each of the two immediately preceding months, provided, that, for purposes of determining the Delinquency Ratio for (a) the month of December 1996, the foregoing calculation shall be made using only data for the month of December 1996 and (b) the month of January 1997, the foregoing calculation shall be made using only data for the months of December 1996 and January 1997.

               "Delinquent Receivable" means any Receivable which has 10% or more of a scheduled payment past due for more than 60 days.

               "Eligible Receivable" means, as of the Cut-Off Date, any Receivable:


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               (i)  the Obligor of which (a) is a resident of the
        United States and (b) is not an Affiliate of the originating Dealer or any of the parties hereto,

              (ii) the Obligor of which (a) is not the Obligor of any Receivable which has 10% or more of a scheduled payment past due for more than 30 days and (b) is not the subject of any bankruptcy, insolvency or reorganization proceeding or any other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property,

             (iii) which is an account receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended,

              (iv) a purchase of which with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended,

               (v)  which is "chattel paper" within the meaning of
        Section 9-105 of the UCC of all applicable jurisdictions,

              (vi) which is denominated and payable only in United States dollars in the United States,

             (vii) which (a) has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business and (b) satisfies all applicable requirements of the Credit and Collection Policy,

            (viii) which arises under a Contract which, together with such Receivable, is (1) in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, and (2) subject to no dispute, offset, counterclaim or other defense, and (c) with respect to which (1) no default, breach, violation, or event permitting acceleration under the terms thereof has occurred and (2) there has not arisen any condition that, with notice or lapse of time or both, would constitute a default, breach, violation or event permitting acceleration under the terms thereof,

              (ix) which, together with the related Contract, (a) is secured by a perfected, valid, subsisting and enforceable

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        first priority security interest in favor of the Servicer in the related Financed Vehicle, (b) contains customary and enforceable provisions such that the rights and remedies of the holder of such security interest are adequate for realization against the collateral of the benefits of the security, and (c) was originated and transferred to the Seller without any conduct constituting fraud or misrepresentation on the part of the applicable Dealer, CFC or the Seller,

               (x) which, together with the related Contract, immediately following the execution of such Contract, was purchased by (and the originating Dealer has validly assigned all of its right, title and interest therein to) CFC, which, in turn, has sold such Receivable to the Seller, and such purchase and assignment of such Receivable, such Contract and the Related Security to CFC is expressly contemplated in such Contract,

              (xi) which arises under a Contract which (a) does not require the Obligor under such Contract to consent to or receive notice of the transfer, sale or assignment of the Receivable, such Contract or the Related Security and (b) does not contain a confidentiality provision that purports to restrict the ability of the Administrative Agent or the Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

             (xii) which, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

            (xiii) the Financed Vehicle securing which (a) is free and clear of any Adverse Claim other than the security interest therein then being assigned by the Seller to the Administrative Agent for the benefit of the Purchaser, and no enforcement action, whether by repossession or otherwise, has been taken with respect to such Financed Vehicle or any other Financed Vehicle at any time owned by such Obligor, and (b) is covered by the Required Insurance in respect of such Financed Vehicle, and such Required Insurance is in full force and effect, has been assigned to the Seller and is fully assignable to the Administrative Agent, for the benefit of the Purchaser,

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             (xiv)  as to which the Administrative Agent has not notified the
        Seller that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable,

              (xv) with respect to which the Seller has good and marketable title, free and clear of any Adverse Claim, and in which, following the purchase of an ownership interest therein hereunder, the Purchaser shall have an undivided first priority ownership interest therein, free and clear of any Adverse Claim,

             (xvi) with respect to the Outstanding Balance thereof, (a) the related Contract requires that payment in full of such Outstanding Balance is scheduled to be made (1) not earlier than 5 months after, and not later than 72 months after, the date such Receivable was originated, and (2) not later than 60 months after the date any interest therein is purportedly transferred to the Purchaser hereunder and (b) such Outstanding Balance is scheduled to be paid in equal consecutive monthly installments, unless such Receivable arises under the Gold Key Plus Program,

            (xvii) which Receivable bears interest at the per annum rate stated on the face of the related Contract, which per annum rate remains fixed during the term of such Receivable and accrued interest on such Receivable is payable monthly, in arrears,

           (xviii) other than in accordance with the Credit and Collection Policy, the Contract with respect to such Receivable has not been amended, waived, altered or modified in any respect since the date of the sale of the applicable Financed Vehicle,

             (xix) each of CFC, the Seller and the applicable Dealer with respect to such Receivable have duly fulfilled all obligations on its part to be fulfilled under, or in connection with, the related Contract and such Person has done nothing to impair the rights of the Administrative Agent or the Purchaser in such Contract or the proceeds thereof,

              (xx) with respect to such Receivable, there is only one original executed Contract, which will, together with the related records, be conveyed hereunder by the Seller to the Purchaser and, pursuant to this Agreement, will be held by the Servicer as bailee of the Administrative Agent and

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        the Purchaser, and no other custodial agreements are in
        effect with respect thereto, and

             (xxi) the applicable Dealer with respect thereto shall have been solvent at the time of, and immediately after giving effect to, the transfer of such Receivable to the CFC.

               "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as amended from time to time.

               "Facility Limit" means $500,000,000.

               "Finance Charges" means, with respect to any Receivable and its related Contract, any finance, interest or similar charges owing by an Obligor pursuant to such Contract, including, without limitation, any charge payable in connection with any extension or adjustment under such Contract (without regard to whether any such extension or adjustment is permitted under the terms of this Agreement).

               "Financed Vehicle" means an automobile or light-duty truck, together with all accessions thereto, securing an Obligor's indebtedness under the applicable Contract.

               "Fixed Value Payment" means the dollar amount of the final Balloon Payment under a Receivable which was created under the Gold Key Plus Program.

               "Gold Key Plus Program" means a retail installment sale program offered by CFC to Obligors which the final payment is a Balloon Payment that may be made by the Obligor by (1) payment in full in cash of the Fixed Value Payment, (2) return of the Financed Vehicle to the Servicer in lieu of paying the Fixed Value Payment in cash provided that certain conditions are satisfied or (3) refinancing the Fixed Value Payment in accordance with certain conditions.

               "Hedging Proceeds" means any amount payable by CFC to the Administrative Agent under the Swap Confirmation.

               "Insolvency Event" means, with respect to a specified Person,
(a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its

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property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

               "Insurance Policy" means (i) any comprehensive and collision, fire, theft or other insurance policy maintained by an Obligor with respect to one or more Financed Vehicles, and (ii) any credit, life or disability insurance maintained by an Obligor in connection with any Contract.

               "Investment" means the aggregate amount of cash paid by the Purchaser to the Seller for the Purchase, less the amount of all Collections received and applied as reductions of Investment pursuant to Article V.

               "Liquidated Receivable" means any Receivable liquidated by the Servicer whether through the sale of a Financed Vehicle or otherwise.

               "Liquidation Proceeds" means, with respect to any Liquidated Receivable, the monies collected in respect thereof, from whatever source on a Liquidated Receivable during the month in which such Receivable became a Liquidated Receivable, net of the sum of any amounts expended by the Servicer in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Receivable.

               "Liquidity Facilities" means each of the committed loan facilities, lines of credit and other financial accommodations available to the Purchaser to support the liquidity of the Purchaser's commercial paper notes and medium term notes.

               "Moody's" means Moody's Investors Service, Inc.

               "Net Loss" for a month means the sum of the Aggregate Principal Balance of all Purchased Receivables which are deemed to be uncollectible for such month, minus any Liquidation Proceeds and Recoveries received during such month, plus any losses resulting from disposition expenses paid during such month.

               "Net Loss Ratio" means, as of the last day of any month, a fraction, expressed as an annualized percentage, the numerator of which is the product of (i) the sum of the Net Loss for such month and the two immediately preceding months and (ii) a factor of 4, and the denominator of which is the average of the Aggregate Principal Balance on the first day of such calendar month and the first day of the two immediately preceding months, provided, that, for purposes of determining the Net Loss Ratio (a) for the month of December 1996, the numerator shall be the product of (i) the Net Loss for the month of December 1996 and (ii) a factor of 12, and the denominator shall be the Aggregate Principal Balance on the first day of December 1996 and (b) for the month of January 1997, the numerator shall be the product of (i) the sum of the Net Loss for December 1996 and Janaury 1997 and (ii) a factor of 6, and the denominator shall be the average of the Aggregate Principal Balance on the first day of December 1996 and the first day of January 1997.

               "Obligor" means any Person which is obligated to make payment on a Receivable.

               "Operating Expense Fee" means the percentage used to determine the fee payable by the Seller to the Purchaser, as described in Section 3.1.3.

               "Person" means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

               "Principal Balance" means with respect to any Receivable the outstanding principal balance thereof determined in accordance with the Credit and Collection Policy and the Servicer's customary calculation methods, provided, that with respect to a Receivable identified as a "Fixed Value Receivable," the "Principal Balance" shall not include the Fixed Value Payment.

               "Purchase" has the meaning assigned to that term in
Section 2.1.

               "Purchase Date" means the date on which the conditions precedent to the Purchase described in Section 4.1 have been satisfied or waived.

               "Purchase Discount" has the meaning assigned to that term in Section 3.1.1.

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               "Purchase Premium" has the meaning assigned to that
term in Section 3.1.2.

               "Purchased Receivable" means an Eligible Receivable arising under a Contract listed on the Schedule of Contracts delivered to the Administrative Agent prior to the Purchase Date.

               "Purchaser" means Asset Securitization Cooperative
Corporation and its successors and assigns.

               "Realized Losses" means, with respect to any Receivable that becomes a Liquidated Receivable, the excess of the Principal Balance of such Liquidated Receivable over Liquidation Proceeds to the extent allocable to principal.

               "Receivable" means the indebtedness and other obligations of an Obligor arising under a Contract, whether such indebtedness or other obligations constitute accounts, chattel paper, instruments or general intangibles, and including, without limitation, the obligation to pay any Finance Charges with respect thereto.

               "Receivables Files" means the documents specified in
Section 6.3.

               "Recoveries" means, with respect to any Receivable that becomes a Liquidated Receivable, monies collected in respect thereof, from whatever source, during any month following the month in which such Receivable became a Liquidated Receivable, net of the sum of any amounts expended by the Servicer in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Receivable.

               "Related Security" means, with respect to any Receivable:

               (i) all of the Seller's interest in the Financed Vehicle, the financing of the purchase of which gave rise to such Receivable, including, without limitation, all of the Seller's right, title and interest in and to the Insurance Policies with respect thereto, and all warranties, indemnities, service obligations and other contract rights issued or granted by, or otherwise existing under applicable law against, the manufacturer or Dealer in respect of such Financed Vehicle,

              (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable, or otherwise,

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        together with all financing statements signed by an Obligor describing any collateral securing such Receivable, and including, without limitation, all security interests or liens, and property subject thereto, granted by any Person (whether or not the primary Obligor on such Receivable) under or in connection therewith,

             (iii) all guaranties, powers of attorney, indemnities, warranties, letters of credit and proceeds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise,

              (iv) all of the Seller's right, title and interest in, to and under any instrument, document or agreement relating to the transfer of such Receivable by the applicable Dealer to CFC and, in turn, by CFC to the Seller, and all claims against such Dealer or CFC arising from or in connection with the purported transfer of such Receivable to CFC and, in turn, to the Seller,

               (v) all books, records and other information relating to such Receivable, including, without limitation, all Contracts, computer programs, tapes, discs, punch cards, data processing software and related rights and property (but excluding any proprietary software and related programs of the Servicer and the Seller),

              (vi) all service contracts and other contracts and agreements relating to such Receivable, and

             (vii)  all proceeds of any of the foregoing.

               "Required Insurance" means an Insurance Policy with respect to a Financed Vehicle (i) that has been issued by an insurance company acceptable to the Administrative Agent or by a government-sponsored insurance company, assigned risk pool or joint underwriting association located within or organized under the auspices of a single state in the United States and otherwise acceptable to the Administrative Agent, (ii) that provides comprehensive collision, fire, theft and other physical damage coverage, (iii) that is in an amount not less than the market value of the applicable Financed Vehicle and (iv) that is fully assignable to Persons having a security interest in the Financed Vehicle.

               "Reserve" means an amount equal to 7.0% of the Investment as of the Purchase Date.

               "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

               "Sale Documents" means this Agreement, the Exhibits hereto to which the Seller is a party and all other certificates, instruments, agreements and documents executed from time to time by the Seller in connection with the transactions contemplated in this Agreement.

               "Schedule of Contracts" means the Microfiche containing a list of Contracts delivered to the Administrative Agent.

               "Seller" means Premier Receivables L.L.C., a Michigan limited liability company, and its successors and permitted assigns.

               "Servicer" means CFC or any replacement thereof under
Article VI.

               "Servicer Default" has the meaning assigned to that term in Section 6.2.

               "Servicer Fee" means the percentage used to determine the fee payable by the Purchaser to the Servicer as described in Section 3.1.4.

               "Servicer Report" means the report in the form of Exhibit A hereto to be provided by the Servicer in accordance with Section 5.3 of this Agreement, which report shall include the Delinquency Ratio and the Net Loss Ratio for the applicable month.

               "Settlement Date" means the 20th day of each calendar month (or if such 20th day is not a Business Day, the next succeeding Business Day).

               "Settlement Period" means a calendar month.

               "Swap Confirmation" means the Swap Confirmation dated as of November 25, 1996 executed pursuant to the Interest Rate Swap Agreement dated as of December 10, 1987 between Canadian Imperial Bank of Commerce and CFC, as such agreement may be amended, supplemented or replaced from time to time.


                       ARTICLE II: THE SALE AND PURCHASE

               SECTION 2.1. Purchase. Upon the terms and subject to the conditions set forth herein, effective as of the Purchase
Date, (i) the Seller hereby sells, transfers and assigns to the

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Purchaser all of the Seller's right, title and interest to and in the
Purchased Receivables, together with the Related Security and Collections from and after the Cut-Off Date relating to such Purchased Receivables, (ii) the Purchaser hereby purchases and accepts the transfer and assignment of all of the Seller's right, title and interest to and in the Purchased Receivables, together with the Related Security and Collections relating to such Purchased Receivables (the foregoing sale, transfer and assignment being referred to as the "Purchase"), and (iii) the Purchaser hereby, without any further action hereunder, does sell, transfer, assign, set over and otherwise convey to the Seller, effective as of the Purchase Date, without recourse, representation or warranty of any kind, all right, title and interest of the Purchaser in and to the Fixed Value Payments, all monies due and to become due and all amounts received with respect thereto and all proceeds thereof.

               SECTION 2.2. Purchase Price. The purchase price payable by the Purchaser for the Purchase shall equal the Aggregate Principal Balance as of the Cut-Off Date. Such purchase price shall be comprised of a cash component and a deferred payment component. The cash component of the purchase price shall be paid by the Purchaser to the Seller on the Purchase Date and shall equal the aggregate Principal Balance of the Purchased Receivables as of the Cut-Off Date minus the Reserve calculated as of such Purchase Date. Upon and after the reduction of the Investment to zero and the payment in full of all other amounts due to the Purchaser hereunder, all Collections or other cash received by the Purchaser on account of Receivables and the interest of the Purchaser therein and all Receivables held by or on behalf of the Purchaser will be transmitted in the form received by the Purchaser to the Seller. The transmission of such amount by the Purchaser shall be deemed to satisfy the payment of the deferred payment component of the purchase price under this
Section 2.2.

               SECTION 2.3. Seller's Optional Termination. The Seller shall have the right, on five (5) Business Days' written notice to the Administrative Agent, at any time following the reduction of the Aggregate Principal Balance to a level that is less than ten percent (10%) of the Aggregate Principal Balance on the Purchase Date, to repurchase from the Purchaser all, and not part, of the then outstanding Purchased Receivables, together with the Related Security and Collections relating to such Purchased Receivables. The purchase price in respect thereof shall be an amount equal to the Investment outstanding at such time plus all other amounts payable (whether due or accrued) hereunder or under any other Sale Document to the Purchaser or the Administrative Agent at such time. Such repurchase shall be

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

without representation, warranty or recourse of any kind by, on the part of or against the Purchaser or the Administrative Agent.


                        ARTICLE III: FEES AND EXPENSES

               SECTION 3.1. Determination of Carrying Costs. The following rates shall be utilized in calculating the amount of Carrying Costs to be distributed each Settlement Period out of Collections of Purchased
Receivables:

               SECTION 3.1.1.  Purchase Discount.  (a) A Purchase
Discount equal to the weighted average of the following:

               (i) the weighted average of the discount rates on all commercial paper notes issued at a discount during the related Settlement Period (other than commercial paper notes the proceeds of which are used by the Purchaser to (x) purchase receivables, or extend financing secured thereby, at a fixed interest rate or (y) conduct any arbitrage activities of the Purchaser), converted to an annual yield-equivalent rate on the basis of a 360-day year;

              (ii) the weighted average of the annual interest rates payable on all interest-bearing commercial paper notes issued during the related Settlement Period (other than the commercial paper notes described in clauses
(x) and (y) of paragraph (i) above), on the basis of a 360-day year; and

             (iii) the weighted average of the annual interest rates applicable to any Liquidity Facilities under which the Purchaser has borrowed loans during the related Settlement Period (which loans shall be borrowed only after a determination by the Purchaser that financing its activities during such period by issuing commercial paper notes would not be practicable or cost-efficient;

provided that, to the extent that the Investment is funded by a specific issuance of commercial paper notes and/or by a specific borrowing under a Liquidity Facility or a Credit Facility, the Purchase Discount shall equal the rate or weighted average of the rates applicable to such issuance or borrowing, provided, further, that, for purposes of the foregoing, the interest rates applicable under any Liquidity Facility shall not exceed the reserved adjusted "LIBO Rate" quoted by the Administrative Agent plus 0.25% per annum and the interest rates under any Credit Facility shall not exceed the rate of interest per annum published on such day (or, if not then published, on the most recently preceding day) in The Wall Street Journal as the "Prime Rate" plus 2.0% per annum.

               (b) Two calendar days prior to the end of each calendar month (or if such day is not a Business Day, the immediately preceding Business
Day), the Administrative Agent shall determine the Purchase Discount pursuant to (a) above by using the actual Purchase Discount for each day elapsed in such month and estimating the Purchase Discount for each remaining day in such month. In addition, the Administrative Agent shall concurrently notify the Servicer of the actual Purchase Discount for any days during the immediately preceding Settlement Period with respect to which the Purchase Discount was estimated, and the difference, if any, between the Carrying Costs actually paid using the estimated Purchase Discount and the Carrying Costs which would have been paid had the actual Purchase Discount been available (such differential being the "Carrying Costs True-up Amount"). If the amount of Carrying Costs paid for such immediately preceding Settlement Period based upon an estimated Purchase Discount was less than the amount of Carrying Costs for such Settlement Period based upon the actual Purchase Discount, the amount of Collections remitted to the Administrative Agent pursuant to Section 5.2(i) shall be increased by an amount equal to the Carrying Costs True-up Amount, or, if the amount of Carrying Costs paid for such immediately preceding Settlement Period based upon an estimated Purchase Discount was greater than the amount of Carrying Costs for such Settlement Period based upon the actual Purchase Discount, the amount of Collections remitted to the Administrative Agent pursuant to Section 5.2(i) shall be decreased by an amount equal to the Carrying Costs True-up Amount.


               SECTION 3.1.2. Purchase Premium. A Purchase Premium equal to 0.18% per annum.

               SECTION 3.1.3. Operating Expense Fee. An Operating Expense Fee to cover routine operating expenses of the Purchaser incurred during the immediately preceding Settlement Period, including fees payable to commercial paper dealers, issuing and paying agents, rating agencies, printers and auditors. The Operating Expense Fee shall equal 0.06% per annum; provided that
(i) the Operating Expense Fee in respect of commercial paper dealer commissions shall not exceed a rate per annum equal to 0.05% and (ii) the Operating Expense Fee in respect of issuing and paying agent fees, rating agency fees, printing and all other routine operating expenses shall not exceed a rate per annum equal to 0.01%. If the amount of any Operating Expense Fee paid for any Settlement Period exceeds the actual amount of the operating costs and expenses of the Purchaser incurred during such period, then the Purchaser will annually remit the excess to the Seller (it being understood that the determination and allocation of such excess shall be determined based upon the average daily Investment outstanding hereunder and the average daily investment of the Purchaser under receivables purchase facilities with other sellers).

               SECTION 3.1.4. Servicer Fee. A Servicer Fee equal to 1.0% per annum, which fee shall be remitted by the Purchaser to the Servicer. If CFC is acting as the Servicer, then the Servicer shall retain an amount equal to the Servicer Fee (in full satisfaction of the payment of such fee to the Servicer) out of amounts required to be remitted by the Servicer in accordance with
Section 5.2.

               SECTION 3.2. Interest on Unpaid Amounts. To the extent that the Seller or Servicer fails to pay when due to the Purchaser or the Administrative Agent any fee, expense or other amount payable hereunder or under any Sale Document, interest shall be due and payable on such unpaid amount, for each day until paid in full, at the rate of one percent in excess of the rate of interest per annum published on such day (or, if not then published, on the most recently preceding day) in The Wall Street Journal as the "Prime Rate". Changes in the rate payable hereunder shall be effective on each date on which a change in the "Prime Rate" is published.


                 ARTICLE IV: CONDITIONS PRECEDENT TO PURCHASE

               SECTION 4.1. Conditions Precedent to Purchase. The following conditions must be satisfied before the Purchaser will make the Purchase:

               SECTION 4.1.1 Absence of Liens. The Administrative Agent will have received evidence acceptable to it (including Uniform Commercial Code search reports) that all Purchased Receivables, Related Security and all proceeds thereof are free and clear of any Adverse Claim.

               SECTION 4.1.2. Financing Statements. The Administrative Agent will have received acknowledgment copies of UCC-1 financing statements, and all other documents reasonably requested by the Administrative Agent, to evidence the perfection of the Purchaser's interest in the Purchased Receivables, the Related Security and the Collections.

               SECTION 4.1.3.  Schedule of Contracts.  The
Administrative Agent will have received the Schedule of Contracts.

               SECTION 4.1.4. Seller Resolutions. The Administrative Agent will have received a certificate of the Seller's secretary or assistant secretary attesting to:

               (a) the resolutions of the majority interest of the Seller's members (or an executive committee thereof) authorizing the execution by the Seller of the Sale Documents to be executed by the Seller;

               (b) the names and signatures of the officers of the Seller authorized to execute the Sale Documents to be executed by the Seller; and

               (c) the completeness and correctness of the attached articles of organization (certified by the appropriate Secretary of State) and operating agreement of the Seller.

               SECTION 4.1.5.  Servicer Resolutions.  The
Administrative Agent will have received a certificate of the Servicer's secretary or assistant secretary attesting to:

               (a) the resolutions of the Servicer's Board of Directors (or an executive committee thereof) authorizing the execution by the Servicer of the Sale Documents to be executed by the Servicer;

               (b) the names and signatures of the officers of the Servicer authorized to execute the Sale Documents to be executed by the Servicer; and

               (c) the completeness and correctness of the attached articles of incorporation (certified by the appropriate Secretary of State) and by-laws of the Servicer.

               SECTION 4.1.6. Legal Opinion of Counsel to the Seller and the Servicer. The Administrative Agent will have received an opinion from counsel to the Seller and the Servicer, substantially in the form attached hereto as Exhibit B, together with such other matters as the Administrative Agent or the Purchaser may reasonably request.

               SECTION 4.1.7. Good Standing Certificates. The Administrative Agent will have received certificates of recent date issued by the Secretary of State of the State of Michigan, as to the legal existence and good standing of the Seller and the Servicer.

               SECTION 4.1.8.  Representations and Covenants.  On and
as of the date of the Purchase (i) the representations of the Seller and the Servicer in Article IX shall be true and correct with the same effect as if made on such date and (ii) the Seller and the Servicer shall be in compliance with the covenants set forth in this Agreement. The Seller and the Servicer, by accepting the proceeds of such Purchase, shall be deemed to have certified as to the truth and accuracy of each of the matters described in the foregoing clauses (i) and (ii), both before and after giving effect to such Purchase.

               SECTION 4.1.9. Other Documents. The Administrative Agent and the Purchaser will have received all other documents that either of them had reasonably requested from the Seller or the Servicer.


                       ARTICLE V: SETTLEMENT PROCEDURES

               SECTION 5.1. Collections. The Servicer shall segregate all Collections from other funds of the Servicer and the Seller within two Business Days of receipt thereof and hold such Collections in trust for the Purchaser in a separate bank account, provided, however, notwithstanding the foregoing, for so long as (i) CFC remains the Servicer, (ii) no Servicer Default shall have occurred and be continuing and (iii) CFC maintains a long-term unsecured senior debt rating of at least BBB- by S&P and Baa3 by Moody's, the Servicer shall not be required to segregate all Collections and shall remit such Collections with respect to each Settlement Period to the Administrative Agent on the Settlement Date relating to such Settlement Period.

               SECTION 5.2. Application of Collections on Settlement Dates. The Servicer will, by 3:00 P.M. (New York time) on each Settlement Date, from Collections received during the preceding Settlement Period, pay to the Administrative Agent and the Administrative Agent shall distribute such Collections, together with any Hedging Proceeds received by the Administrative Agent with respect to such Settlement Period, to the Purchaser (i) first, an amount equal to the Carrying Costs for the Settlement Period (as such amount shall be increased or decreased by the Carrying Costs True-up Amount, if any, for the immediately preceding Settlement Period as determined pursuant to
Section 3.1.1(b)), (ii) second, the amount, if any, of increased costs notified to the Seller pursuant to Section 9.3 (a) which are then due and payable, and (iii) third, all remaining Collections as a reduction to Investment.

               SECTION 5.3. Servicer Report. The Servicer will provide the Purchaser, either in writing or electronically, with a Servicer Report with respect to each Settlement Period no later than 15 days following the end of such Settlement Period (or, if such 15th day is not a Business Day, the next succeeding Business
Day).


                     ARTICLE VI: SERVICING OF RECEIVABLES

               SECTION 6.1. Appointment and Duties of Servicer.

               (a) The Purchaser and the Seller each hereby appoint CFC as the Servicer and CFC accepts such appointment. The Servicer, for the benefit of the Purchaser (or the extent provided herein), shall manage, service, administer and make collections on the Purchased Receivables with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable automotive receivables that it services for itself or others. The Servicer's duties shall include collection and posting of all payments, responding to inquiries of Obligors on such Purchased Receivables, investigating delinquencies, sending payment coupons to Obligors, reporting tax information to Obligors, accounting for collections and furnishing reports required hereunder. The Servicer shall follow its customary standards, policies and procedures in performing its duties as Servicer. Without limiting the generality of the foregoing, the Servicer is authorized and empowered to execute and deliver, on behalf of itself, the Seller, the Purchaser, the Administrative Agent or any of them, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to such Purchased Receivables or to the Financed Vehicles securing such Purchased Receivables. If the Servicer shall commence a legal proceeding to enforce a Purchased Receivable, the Purchaser shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Purchased Receivables to the Servicer. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a Purchased Receivable on the ground that it shall not be a real party, in interest or a holder entitled to enforce such Purchased Receivable, the Administrative Agent shall, at the Servicer's expense and direction, take steps to enforce such Receivable, including bringing suit in its name or the name of the Purchaser. The Purchaser shall upon the written request of the Servicer furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

               (b) On behalf of the Purchaser, the Servicer shall use commercially reasonable efforts, consistent with its customary servicing procedures, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Purchased

Receivable as to which the Servicer shall have determined eventual payment in full is unlikely. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of automotive receivables, which may include reasonable efforts to realize upon any recourse to Dealers and selling a repossessed Financed Vehicle at public or private sale. The foregoing sale of a repossessed Financed Vehicle shall be subject to the provision that, in any case in which a repossessed Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair of such repossessed Financed Vehicle unless it shall determine in its discretion that such repair will increase the Liquidation Proceeds by an amount greater than the amount of such expense.

               (c) The Servicer shall, in accordance with its customary servicing procedures, take such steps as are necessary to maintain perfection of the security interest created by each Purchased Receivable in the related Financed Vehicle. The Servicer is hereby authorized to take such steps as are necessary to re-perfect such security interest on behalf of the Purchaser and the Seller in the event of the relocation of a Financed Vehicle or for any other reason. The Servicer shall not release the Financed Vehicle securing any Purchased Receivable from the security interest granted by such Purchased Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or repossession, nor shall the Servicer impair the rights of the Purchaser in such Purchased Receivable, nor shall the Servicer increase the number of scheduled payments due under a Purchased Receivable. The Servicer shall inform the Purchaser and the Seller promptly, in writing, upon the discovery of any breach pursuant to this Section 6.01(c). Unless the breach shall have been cured by the last day of the second Settlement Period following such discovery (or, at the Servicer's election, the last day of the first following Settlement Period), the Servicer shall purchase any Purchased Receivable materially and adversely affected by such breach as of such last day.

               SECTION 6.2.  Replacement of Servicer.

               (a)  If any of the following events (a "Servicer
Default") shall occur and be continuing:

               (i) any failure by the Servicer to make any payment or deposit required to be made hereunder and the continuance of such failure for a period of five Business Days;

              (ii)  any representation or warranty made by the Servicer in
        Section 7.1 or any information set forth in a Servicer Report or other certificate delivered to the

        Administrative Agent, shall prove to have been incorrect in any material respect when made, which continues to be incorrect in any material respect for a period of sixty days after the earlier of the date on which an officer of the Servicer has actual knowledge thereof and the date on which written notice thereof has been given to the Servicer requiring the same to be remedied, by the Purchaser or the Administrative Agent;

             (iii) failure on the part of the Servicer to observe or perform in any material respect any other term, covenant or agreement in this Agreement or any other Sale Document which continues unremedied for sixty days after the earlier of the date on which an officer of the Servicer has actual knowledge of such failure and the date on which written notice of such failure has been given to the Servicer requiring the same to be remedied, by the Purchaser or the Administrative Agent; or

              (iv) an Insolvency Event with respect to the Seller or the Servicer,

then, so long as such Servicer Default shall not have been remedied, the Purchaser shall have the right to remove CFC (or any successor Servicer) as Servicer by giving written notice thereof to the Servicer. On and after receipt of such written notice, all authority and power of the Servicer under this Agreement shall, without further action, pass to and be vested in such successor Servicer as may be appointed by the Purchaser.

               (b) If CFC is removed as Servicer, CFC shall transfer to any successor Servicer designated by the Purchaser all records, correspondence and documents (including computer software) requested by the Purchaser or such successor Servicer and to permit such Persons to have access to, and to copy, all software used by the Servicer in the collection, administration or monitoring of the Purchased Receivables. In the case of software that is then licensed by, or otherwise made available to, the Servicer from or by any third party, the Servicer shall use its best efforts to obtain such consents and otherwise take all actions necessary in order to enable any Servicer hereunder to succeed to all rights of CFC to the quiet use and enjoyment of such software for the purpose of discharging the obligations of the Servicer under or in connection with the Sale Documents.

               (c) Following the removal of CFC as Servicer, (i) the Purchaser and the Administrative Agent may (A) notify Obligors of the ownership interest of the Purchaser hereunder in the Purchased Receivables and the Related Security, (B) notify each issuer of an Insurance Policy of the ownership interest of the

Purchaser hereunder in the Purchased Receivables and in the Related Security (including the applicable Financed Vehicle and Insurance Policy thereon), and
(C) direct the Seller to, whereupon the Seller immediately shall, note the interest of the Purchaser hereunder on each Certificate of Title relating to each Financed Vehicle and (ii) the Purchaser and the Administrative Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the Uniform Commercial Code of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

               SECTION 6.3. Custody of Receivable Files. To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Purchaser and the Seller hereby irrevocably appoint the Servicer, and the Servicer hereby accepts such appointment, to act for the benefit of the Purchaser and the Seller as custodian of the following documents or instruments which are hereby or will hereby be constructively delivered to the Administrative Agent, as pledgee of the Seller, as of the Closing Date with respect to each Purchased Receivable:

               (a) the fully executed original of the Contract related to such Purchased Receivable;

               (b) the original credit application fully executed by the Obligor;

               (c) the original certificate of title or such documents that the Servicer or the Seller shall keep on file, in accordance with its customary procedures, evidencing the security interest of the Seller in the Financed Vehicle; and

               (d) any and all other documents that the Servicer or the Seller shall keep on file, in accordance with its customary procedures, relating to a Purchased Receivable, an Obligor or a Financed Vehicle.

               SECTION 6.4. Duties of Servicer as Custodian. (a) Safekeeping. The Servicer shall hold the Receivable Files as custodian for the benefit of the Seller and the Purchaser and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Seller to comply with this Agreement. In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to the receivable files relating to all comparable automotive receivables that the Servicer services for itself or others. The Servicer shall conduct, or cause to be conducted, periodic audits of the Receivable Files held by it under this Agreement and of the related accounts, records and computer systems, in such a manner as shall enable the Seller or the Purchaser to verify the accuracy of the Servicer's record keeping. The Servicer shall promptly report to the Seller and the Purchaser any failure on its part to hold the Receivables Files and maintain its accounts, records and computer systems as herein provided and shall promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Seller or the Purchaser of the Receivable Files.

               (b) Maintenance of and Access to Records. The Servicer shall maintain each Receivable File at one of its offices specified in Schedule 1 or at such other offices to which the Servicer shall, in its discretion, relocate such Receivables File with notice to the Administrative Agent. The Servicer shall make available to the Seller and the Purchaser or their respective duly authorized representative, attorneys or auditors a list of locations of the Receivable Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as the Seller or the Purchaser shall instruct.

               SECTION 6.5. Custodian's Indemnification. The Servicer as custodian shall indemnify the Seller, the Purchaser and the Administrative Agent and each of their respective officers, directors, employees and agents for any and all liabilities, obligations, losses, compensatory damages, payments, costs or expenses of any kind whatsoever that may be imposed on, incurred by or asserted against the Seller, the Purchaser, the Administrative Agent or any of their respective officers, directors, employees and agents as the result of any improper act or omission in any way relating to the maintenance and custody by the Servicer as custodian of the Receivable Files; provided, however, that the Servicer shall not be liable to any indemnified party for any portion of any such amount result from the willful misfeasance, bad faith or negligence of such indemnified party.

               SECTION 6.6. Effective Period and Termination. The Servicer's appointment as custodian shall become effective as of the Cut-Off Date and shall continue in full force and effect until terminated pursuant to this Section. If CFC shall cease to be Servicer in accordance with the provisions of this Agreement, the appointment of such Servicer as custodian shall be terminated by the Purchaser. The Purchaser may terminate the Servicer's appointment as custodian at any time following the occurrence of a Servicer Default upon written notification to the Servicer. As soon as practicable after any termination of such appointment, the Servicer shall deliver the Receivable Files to the

Administrative Agent or to a Person designated by the Administrative Agent at a place or places as the Administrative Agent may reasonably designate.


                  ARTICLE VII: REPRESENTATIONS AND WARRANTIES

               SECTION 7.1 Representations and Warranties of the Seller and the Servicer. Each of the Seller and the Servicer makes, with respect to itself, the following representations and warranties to the Purchaser:

               (a) It is a limited liability company or corporation, as applicable, duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and is duly qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

               (b) The execution, delivery and performance by the Seller and the Servicer of the Sale Documents, and the Seller's use of the proceeds of the Purchases, are within the Seller's and the Servicer's respective corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Seller's or the Servicer's respective articles of organization or charter, as applicable, or operating agreement or by-laws, as applicable, or (ii) law or any contractual restriction binding on or affecting the Seller or the Servicer, and do not result in or require the creation of any Adverse Claim (other than pursuant hereto) upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

               (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller or the Servicer of the Sale Documents, or for the perfection of or the exercise by the Purchaser of its rights and remedies under the Sale Documents, except for the filing of the financing statements referred to in Section 4.3.3.

               (d) Each Sale Document constitutes the legal, valid and binding obligation of the Seller and the Servicer, respectively, enforceable in accordance with its terms.

               (e) There is no pending or threatened action or proceeding affecting the Seller or the Servicer or any of its subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect
(i) its financial condition
or operations or (ii) its ability to perform its obligations under the Sale Documents, or which could affect the legality, validity or enforceability of any Sale Document or of the interest of the Purchaser in the Purchased Receivables.

               (f) The Seller is the legal and beneficial owner of the Receivables, the Related Security and Collections, free and clear of any Adverse Claim, except as created by this Agreement; upon consummation of the Purchase, the Purchaser will acquire a valid and perfected first priority ownership interest in the Purchased Receivable and in the Related Security and the Collections with respect thereto, free and clear of any Adverse Claim except as created by this Agreement.

               (g) The information provided by the Seller to the Servicer for use in each Servicer Report prepared under Section 5.3 and all information and Sale Documents furnished or to be furnished at any time by the Seller to the Administrative Agent in connection with this Agreement is or will be accurate in all material respects as of its date, and no such document will contain any untrue statement of a material fact or will omit to state a material fact which is necessary to make the facts stated therein not misleading.

               (h)  Each Servicer Report prepared by the Servicer under Section
5.3 will be accurate in all material respects as of its date.

               (i) The chief place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address specified on Schedule 1 to this Agreement (or at such other location in respect of which the Seller shall have satisfied the requirements set forth in Section 8.4(c)).

               (j) The balance sheets of the Servicer and its subsidiaries as at December 31, 1995, and the related statements of income and retained earnings of the Servicer and its subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the financial condition of the Servicer and its subsidiaries as at such date and the results of the operations of the Servicer and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1995, there has been no material adverse change in such condition or operations.

               (k) The Seller is treating the conveyance of the interest in the Purchased Receivables and the Collections under this Agreement to the Purchaser as a sale for purposes of generally accepted accounting principles.

               (l) The Servicer and the Seller are in compliance with all of the applicable material provisions of ERISA.

               (m) Other than "Chrysler Credit Corporation" (an entity which has merged into CFC), neither the Servicer nor the Seller operates, or originates or acquires Receivables, under any trade name, fictitious name, assumed name or "doing business as" name.

               (n) Each Purchase will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended. The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               (o) No proceeds of any Purchase will be used for any purpose that violates Regulations G or U of the Board of Governors of the Federal Reserve System.

               (p) The transfer of each Purchased Receivable by a Dealer to CFC and by CFC to the Seller shall have been made for "reasonably equivalent value" (as such term is used under Section 548 of the Bankruptcy Code) given by CFC to such Dealer and by the Seller to CFC and not for or on account of "antecedent debt" (as such term is used under Section 547 of the Bankruptcy
Code) owed by such Dealer to CFC or by the Seller to CFC.

               (q) With respect to each Receivable, the Seller has complied in all material respects with the Credit and Collection Policy.

               (r) The Seller is solvent; at the time of (and immediately after) each transfer by any Dealer to the Seller of any Receivable, each of such Dealer (to the best of the Seller's knowledge) and the Seller shall have been solvent; and at the time of (and immediately after) each Purchase hereunder, the Seller shall have been solvent.


                            ARTICLE VIII: COVENANTS

               SECTION 8.1.  Affirmative Covenants of the Seller and
the Servicer. Until the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full, each of the Seller and the Servicer (with respect to itself) will, unless the Purchaser has otherwise consented in writing:

               (a) Comply in all material respects with all applicable laws, rules, regulations and orders (including all material provisions of ERISA) with respect to it, its business and properties and all Purchased Receivables and the Related Security and Collections related thereto.

               (b) Maintain its corporate existence in the jurisdiction of its organization or incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

               (c) At any reasonable time, permit the Purchaser or its agents or representatives, at the expense of the Purchaser or the Administrative Agent to visit and inspect any of its properties, to examine its books of account and other records and files relating to Purchased Receivables (including, without limitation, computer tapes and disks) and to discuss its affairs, business, finances and accounts with its officers and employees.

               (d) Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables in the event of the destruction of the originals thereof), and keep and maintain all records and other information, reasonably necessary or advisable for the collection of the Purchased Receivables (including, without limitation, records adequate to permit the daily identification of Purchased Receivables and all Collections and adjustments to Purchased Receivables).

               (e) At its expense timely and fully perform and comply with all material provisions and covenants required to be observed by CFC or the Seller under the Contracts related to the Purchased Receivables.

               (f) Comply in all material respects with the Credit and Collection Policy in regard to each Purchased Receivable and any Contract related to such Receivable.

               (g) Treat the conveyance of the interest in the Purchased Receivables and the Collections under this Agreement as a sale for purposes of generally accepted accounting principles.

               (h) With respect to each Purchased Receivable purchased by CFC from a Dealer and by the Seller from CFC, take all actions necessary to vest legal and equitable title to such Purchased Receivable and the Related Security irrevocably in the Seller (prior to the transfer of such Receivable hereunder), including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Seller's interest in such Purchased Receivable and the Related Security and such other action to perfect, protect or more fully evidence the interest of the Seller as the Administrative Agent may reasonably request, provided, that notwithstanding anything in this Agreement to the contrary, the Seller will not be required to amend any Certificate of Title to show any Person other than CFC as lienholder for any Financed Vehicle prior to the removal of CFC as Servicer pursuant to Section 6.2.

               SECTION 8.2 Reporting Requirements of the Servicer. Until the Investment is reduced to zero and all amounts due to the Purchaser hereunder have been paid in full, the Servicer will, unless the Purchaser shall otherwise consent in writing, furnish to the Purchaser:

               (a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Servicer, balance sheets of the Servicer and its subsidiaries as of the end of such quarter and statements of income and retained earnings of the Servicer and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Servicer;

               (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Servicer, a copy of the annual report for such year for the Servicer and its subsidiaries, containing audited financial statements for such year certified by nationally recognized independent public accountants;

               (c)  the Servicer Report as required under Section 5.3;

               (d) as soon as possible, and in any event within five (5) days after the occurrence thereof, notice (which notice shall describe such event or condition and, if applicable, the steps being taken with respect thereto by the Person(s) affected thereby) of: (i) the occurrence of any Servicer Default or event which with the passage of time or the giving of notice or both would constitute a Servicer Default; (ii) any change in the rating of any indebtedness of the Servicer by any rating agency; or (iii) the institution of any litigation, arbitration proceeding or governmental proceeding which could be reasonably likely to have a material adverse effect on the performance by the Servicer of its obligations under this Agreement or the other Sale Documents or the collectibility of the Purchased Receivables; and

               (e) such other information, documents, records or reports respecting the Purchased Receivables or the condition or operations, financial or otherwise, of the Servicer or the Seller as the Purchaser may from time to time reasonably request.

               SECTION 8.3. Negative Covenants of the Seller and the Servicer. Until the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full, neither the Seller nor the Servicer will, unless the Purchaser has otherwise consented in writing;

               (a) Except as provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Purchased Receivables, the Related Security or any Collections or assign any right to receive income in respect thereof.

               (b) Amend or otherwise modify the terms of any Purchased Receivable, or amend, modify or waive any term or condition of any Contract related thereto, in each case, in any manner which is inconsistent with the Credit and Collection Policy.

               SECTION 8.4. Protection of the Purchaser's Interest. (a) Until the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full, each of the Seller and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Administrative Agent may from time to time request in order to perfect, evidence and protect the validity, enforceability, perfection and priority of the Administrative Agent's and the Purchaser's interests in the Purchased Receivables, the Related Security and the Collections and to enable the Administrative Agent and/or the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Seller and the Servicer will: (i) on or prior to the date hereof, mark its master data processing records and, upon the request of the Administrative Agent, its other files, books and records relating to the Purchased Receivables with a legend describing the Administrative Agent's and the Purchaser's interests therein; and (ii) upon the request of the Administrative Agent, execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be requested by the Administrative Agent;

               (b) To the fullest extent permitted by applicable law, the Administrative Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

               (c) In the event the Seller shall change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the Uniform Commercial Code) or relocate its chief executive office or, except in connection with the previously disclosed reorganization of its branch offices to 25 zone offices or any other routine relocation of such zone offices in the same state, any office where the originals of the Contracts or the Certificates of Title or other material records relating to the Purchased Receivables are kept: the Seller shall notify the Administrative Agent thereof and promptly file all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation. In the event the Seller moves its chief executive office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the Administrative Agent's and the Purchaser's interests in the Purchased Receivables or the Related Security and Collections related thereto, the Seller shall pay, or reimburse the Administrative Agent and the Purchaser in respect of, all such taxes, fees, costs, expenses and other charges and all other costs and expenses incurred in order to maintain the enforceability of this Agreement and/or the Administrative Agent's and the Purchaser's interests in the Purchased Receivables and the Related Security and Collections related thereto.

               (d) In each case under this Agreement in which the Seller or any of its Affiliates is required to note its name on a UCC financing statement, Certificate of Title or similar instrument or document, it shall use its current legal name as set forth in its articles of organization, articles or certificate of incorporation, certificate of organization or similar constitutional document filed with the chartering authority in the jurisdiction in which such Person is organized. Such Person shall not use for such purpose any prior name, trade name, "doing business as" name or other fictitious name unless prior notice thereof is given to the Administrative Agent.


                 ARTICLE IX: INDEMNIFICATIONS; INCREASED COSTS

               SECTION 9.1. Indemnification by Seller of Purchaser, etc. Without limiting any other rights which the Purchaser, the

Administrative Agent and their respective officers, directors, employees, agents and Affiliates may have hereunder or under applicable law, the Seller hereby indemnifies such parties and holds them harmless from and against any and all damages, losses, claims, liabilities and related costs and expenses (including attorneys' fees and disbursements) incurred by any of them arising out of or resulting from this Agreement or the purchase by the Purchaser of any interest in the Purchased Receivables or the Related Security and Collections related thereto, including, without limitation:

               (a) the reliance by the Administrative Agent or the Purchaser on any representation or warranty made by the Seller (or any of its officers) under or in connection with this Agreement or any Sale Document, which was incorrect in any material respect when made;

               (b) the failure by the Seller to comply with any covenant set forth in this Agreement;

               (c) the failure to vest and maintain in the Purchaser, or to transfer to the Purchaser, legal and equitable title to, and ownership of, an undivided percentage first priority perfected ownership interest in the Purchased Receivables, free and clear of any Adverse Claim;

               (d) the transfer by the Seller to any Person (other than the Purchaser or the Administrative Agent) of any interest in any Purchased Receivables or Related Security;

               (e)  the Seller's use of proceeds of the Purchase;

               (f) the failure timely to file financing statements or other similar instruments or documents under the Uniform Commercial Code of any applicable jurisdiction or other applicable laws with respect to any Purchased Receivables, whether at the time of the Purchase or otherwise;

               (g) the return or transfer by the Servicer of any portion of Collections to the Seller or any other Person for any reason whatsoever;

               (h) any dispute, claim, offset or defense of any Obligor to the payment of any Purchased Receivable (including a defense based on such Purchased Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, but excluding a failure to pay as a result of the financial inability of an Obligor to pay such Purchased Receivable), or any other claim resulting from the sale, use, operation or ownership of or defects in or breaches of warranties with respect to, the merchandise or services relating to such Receivable or the furnishing or failure to furnish such merchandise or services;

               (i) the Seller's failure to pay when due any taxes (including sales, excise or personal property taxes) payable in connection with the Purchased Receivables or the Related Security;

               (j) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Purchased Receivable or Related Security, or the nonconformity of any Receivable or Related Security with any such applicable law, rule or regulation; or

               (k) any Purchased Receivable which is treated as or represented by the Seller to be an Eligible Receivable which is not as of the date of the Purchase an Eligible Receivable;

               (l) the failure of the Servicer to perform its duties as custodian as describe in Article VI;

               (m) the disbursement of any proceeds of such Required Insurance to any Person other than the Servicer for disposition as a Collection in the manner contemplated in Article V hereof;

               (n) any warranty or products liability claim allegedly arising out of or in connection with merchandise or services which are the subject of, or were financed with the proceeds of, any Contract under which any of the Purchased Receivables arise, or any use or misuse by any Person of any Financed Vehicle (including, without limitation, any use involving the handling or disposition of any hazardous substance or waste material);

               (o) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Purchase or the ownership of an interest or in respect of any Purchased Receivable or Related Security;

               (p) any action taken by the Seller or the Servicer (if other than the Administrative Agent or the Purchaser) or any of their Affiliates in the enforcement or collection of any Purchased Receivable; or

               (q) the inability of the Administrative Agent or the Purchaser to obtain any judgment in or utilize the courts of any jurisdiction in which an Obligor may be located, which inability is caused by the Seller's, CFC's or any Dealer's failure to qualify to do business in such jurisdiction or to file a notice of business activities report or similar report in such jurisdiction.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Seller hereby agrees to make the maximum contribution to the payment of the amounts indemnified against in this Section which is permissible under applicable law.

               SECTION 9.2 Indemnification Due to Failure to Consummate Purchase. The Seller will indemnify the Purchaser on demand and hold it harmless against all costs (including, without limitation, breakage costs) and expenses resulting from any failure by the Seller to consummate the Purchase after the Purchaser has accepted an offer from the Seller to make such Purchase.

               SECTION 9.3. Increased Costs under Liquidity Facilities and Credit Facilities. (a) If the Purchaser becomes obligated to compensate the lenders under any of its Liquidity Facilities or Credit Facilities (any such lender being an "Increased Costs Lender") for a reduction in the rate of return on their capital due to a change in law or regulation (which law or regulation is generally applicable to the banking or other applicable industry in the country of origin of the applicable Increased Costs Lender or in the country in which such Increased Costs Lender operates), as more specifically provided in the documents relating to such Facilities, then the Seller shall, within 30 days following the Purchaser's request therefor, reimburse the Purchaser for the amount of any such compensation, provided, that such reimbursement (i) shall be made solely out of excess Collections of Purchased Receivables and (ii) shall not exceed one percent (1.0%) per annum of the average daily Investment.

               (b) The Purchaser agrees that if compensation under Section 9.3(a) is sought by any lender under any of the Purchaser's Liquidity Facilities or Credit Facilities, the Purchaser will request that such Increased Costs Lender use its reasonable efforts to reduce or eliminate any such claim for compensation and, if such claim for compensation is not reduced or eliminated within 15 days of the Purchaser's request, the Purchaser will notify the Seller that it is obligated (or will, after the passage of time, become obligated) to pay the compensation described in Section 9.3(a), provided, that, for a period of 15 days after the date of such notice (a "Remarketing Period"), the Administrative Agent (on behalf of the Purchaser) shall use reasonable commercial efforts to sell or otherwise dispose of the Purchased Receivables in transactions exempt from registration under the Securities Act of 1933 (a "Remarketing") to a Person that would not be subject to the increased costs for which compensation is then being sought under Section 9.3(a). Any such Remarketing shall occur within 15 days after the end of the applicable Remarketing Period (or such other period that shall be acceptable to the Seller) and shall be for a price equal to the sum of the outstanding Investment, all accrued and unpaid Carrying Costs and all other amounts then due and owing by the Seller or the Servicer under this Agreement and the other Sale Documents as of the date such sale or other disposition is closed (including any accrued and unpaid increased costs under Section 9.3(a)). If no offer is received during the Remarketing Period, or if the sale or other disposition relating to an offer is not completed within 15 days (or such other period acceptable to the Seller), then the Administrative Agent (on behalf of the Purchaser) shall offer to sell the Purchased Receivables to the Seller for a price equal to the sum of the outstanding Investment, all accrued and unpaid Carrying Costs and all other amounts then due and owing by the Seller or the Servicer under this Agreement and the other Sale Documents as of the date such sale is closed (including any accrued and unpaid increased costs under Section 9.3(a)), provided, that the Seller shall have no obligation to accept such offer, but if such offer is accepted, then the Seller shall have 15 days to close such sale.

               (c) The Purchaser further agrees that it will not seek reimbursement from the Seller for any claim for compensation under Section 9.3(a) unless the Purchaser is as a general policy seeking such reimbursement from other sellers which are participating in receivables purchase facilities with the Purchaser, provided, that the Purchaser shall not be precluded from waiving the reimbursement of such compensation from any such other seller.

               SECTION 9.4. Notices. The Purchaser agrees to notify the Seller upon its knowledge of a claim for which it intends to seek indemnification under Section 9.1 or reimbursement under Section 9.3 from the Seller. The Seller agrees to assist the parties indemnified under Section 9.1, to the extent requested by them, in any action, suit or proceeding brought by or against them in connection with the indemnification granted herein.



                        ARTICLE X: ADMINISTRATIVE AGENT

               SECTION 10.1. Appointment of Administrative Agent. The Purchaser has appointed Canadian Imperial Bank of Commerce as its Administrative Agent. The Administrative Agent is responsible for administering and enforcing this Agreement and fulfilling all other duties expressly assigned to it in this

Agreement. The Purchaser has granted the Administrative Agent the authority to take all actions necessary to assure the Seller's compliance with the terms of this Agreement and to take all actions required or permitted to be performed by the Purchaser under this Agreement.

               SECTION 10.1.1. Replacement of Administrative Agent. The Purchaser may, at any time in its discretion, remove a Administrative Agent and appoint a new Administrative Agent, which shall have the duties described in Section 10.1.



                           ARTICLE XI: MISCELLANEOUS

               SECTION 11.1. Amendments, Etc. No amendment or waiver of, or consent to the Seller's or the Servicer's departure from, any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

               SECTION 11.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopier, telegraphic, telex or cable communication) and sent, as to each party hereto, at its address set forth under its name on the signature pages hereto, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective when sent.

               SECTION 11.3. Payments Net of Taxes. All payments by the Seller payable under this Agreement shall be made free and clear of, and without deduction for, any present or future income, stamp or other taxes, fees, duties, withholdings or other charges imposed by any taxing authority as a result of any change in law or regulation after the Purchase Date. If, after the Purchase Date, any law or regulation of any governmental authority requires that the Seller or the Servicer make any withholding or deduction from any payment by the Seller or the Servicer, then the Seller or the Servicer, as applicable, will:


               (a) pay to the relevant authority the full amount required to be withheld or deducted;

               (b) promptly forward to the Purchaser an official receipt or other satisfactory documentation evidencing such payment to such authority; and

               (c) pay to the Purchaser any additional amounts necessary to ensure that the net amount actually received by the Purchaser will equal the full amount it would have received had no such withholding or deduction been required.

               SECTION 11.4. No Waiver; Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder or under any Sale Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 11.5. Binding Effect; Assignability. (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Purchaser, the Administrative Agent and their respective successors and assigns, except that the Seller shall not have the right to assign any interest herein without the prior written consent of the Purchaser. The Purchaser may assign any of its rights or obligations hereunder to any Person; provided that in the case of any such assignment proposed to be made prior to the occurrence of a Servicer Default, the consent of the Seller (which consent shall not be unreasonably withheld) shall be required.

               (b) This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full; provided, however, that rights and remedies of the Purchaser under
Article IX and the provisions of Section 11.11 shall survive any termination of this Agreement.

               SECTION 11.6. Governing Law. This Agreement and the Sale Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

               SECTION 11.7. Construction of the Agreement. The parties hereto intend that the conveyance of the interest in the Purchased Receivables by the Seller to the Purchaser shall be treated as sales for purposes of generally accepted accounting principles. If, despite such intention, a determination is made that such transactions shall not be treated as sales, then this Agreement shall be interpreted to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured financing by the Purchaser to the Seller under applicable law. For such purpose, the Seller hereby grants to the Purchaser a continuing security interest in the Purchased Receivables and the Related Security and Collections related thereto to secure the obligations of the Seller to the Purchaser hereunder.

               SECTION 11.8. No Proceedings. The Seller, the Administrative Agent and the Servicer each hereby agrees that it will not institute against the Purchaser any bankruptcy, reorganization, insolvency or similar proceeding until the date which is one hundred twenty-three days since the last day on which any commercial paper notes or medium term notes issued by the Purchaser shall have matured.

               SECTION 11.9. Confidentiality. The Purchaser agrees to maintain the confidentiality of any information regarding the Seller obtained in accordance with the terms of this Agreement which is not publicly available, but the Purchaser may, with notice to the Seller, reveal such information (a) to applicable rating agencies, liquidity providers and credit providers, (b) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of the Purchase under this Agreement, (c) as required by law, government regulation, court proceeding or subpoena or (d) to bank regulatory agencies and examiners.

               SECTION 11.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

               SECTION 11.11. Submission to Jurisdiction.The Seller and the Servicer hereby submit to the nonexclusive jurisdiction of the Courts of the State of New York and of any Federal Court located in such State in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Seller and the Servicer irrevocably waives any objection which it may have to the laying of venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers as of the date set forth on the cover page of this Agreement.

                          PREMIER RECEIVABLES L.L.C.
                                      as Seller

                              By: /S/ D. H. Olsen
                                  ---------------------------------------
                                   Title: Assistant Treasurer of
                                          Premier Auto Receivables
                                          Company, a Member of the
                                          Seller

                                Address:  27777 Franklin Road
                                          Southfield, Michigan 48034
                                          Attention: Assistant Secretary
                                          Facsimile: 810-948-3138


                                    CHRYSLER FINANCIAL CORPORATION
                                      as Servicer

                              By: /S/ D. H. Olsen
                                  -----------------------------------
                                            Title: Assistant Treasurer

                                Address:  27777 Franklin Road
                                          Southfield, Michigan 48034
                                          Attention: Assistant Secretary
                                          Facsimile: 810-948-3138


                                    ASSET SECURITIZATION COOPERATIVE
                           CORPORATION, as Purchaser

                              By: /S/ Marcia Scheiner
                                  --------------------------------
                                            Chief Financial Officer
                                    Address:

                                    c/o Canadian Imperial Bank
                                      of Commerce
                                    425 Lexington Avenue
                                    New York, New York 10017
                                    Attention: President
                                    Facsimile: (212) 856-3643

                                    CANADIAN IMPERIAL BANK OF COMMERCE,
                            as Administrative Agent

                              By: /S/ Christopher C. Beaudet
                                  ---------------------------------------
                                            Authorized Signatory
                                    Address:

                                    425 Lexington Avenue
                                    New York, New York 10017
                                    Attention: Asset Securitization Group
                                    Facsimile: (212) 856-3643